Our ref KWW/737694-000001/83503446v2

Grayscale CoinDesk Crypto 5 ETF

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

18 September 2025

Grayscale CoinDesk Crypto 5 ETF

We have acted as counsel as to Cayman Islands law to Grayscale CoinDesk Crypto 5 ETF (the "Company") in connection with the Company's registration statement on Form S-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act") (including its exhibits, the "Registration Statement") for the purposes of, registering with the Commission under the Act, the offering and sale to the public of an indeterminate number of equal, fractional, undivided interests in the profits, losses, distributions, capital and assets of, and ownership of, the Company (the "Shares").

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1
Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1
The certificate of registration of the Company dated 25 January 2018 and the certificate of change of name of a limited liability company of the Company dated 18 September 2025 issued under the Limited Liability Companies Act (As Revised) (the "LLC Act").
1.2
The registration statement signed by or on behalf of the person who formed the Company in accordance with section 5 of the LLC Act dated 25 January 2018 and the statement pursuant to section 8 of the LLC Act dated 18 September 2025.
1.3
The Third Amended and Restated Limited Liability Company Agreement of the Company dated 18 September 2025 between each of the members of the Company named therein (the "Members") (the "LLC Agreement").

1.4
The written resolutions of the manager of the Company dated 25 June 2025 and 18 September 2025 (the "Resolutions").
1.5
A certificate of good standing with respect to the Company issued by the Registrar of Limited Liability Companies dated 18 September 2025 (the "Certificate of Good Standing").
1.6
A certificate from a manager (as such term is defined under the LLC Act) of the Company, a copy of which is attached to this opinion letter (the "Manager's Certificate").
1.7
The Registration Statement.
2
Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Manager's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
The Registration Statement has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).
2.2
The LLC Agreement has been authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws.
2.3
The LLC Agreement remains in full force and effect and has not been amended, varied, waived or supplemented.
2.4
The Registration Statement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).
2.5
The choice of the Relevant Law as the governing law of the Registration Statement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).
2.6
Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.7
All signatures, initials and seals are genuine.
2.8
The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Registration Statement.

2.9
No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.
2.10
There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.
2.11
No monies paid to or for the account of any party under the Registration Statement or any property received or disposed of by any party to the Registration Statement in each case in connection with the Registration Statement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).
2.12
There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.
2.13
There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.
2.14
The Company will receive money or money's worth in consideration for the issue of the Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3
Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1
The Company has been duly formed and registered as a limited liability company and is validly existing and in good standing with the Registrar of Limited Liability Companies under the laws of the Cayman Islands.
3.2
The Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a membership interest is only issued when it has been entered in the register of members.
4
Qualifications

The opinions expressed above are subject to the following qualifications:

4.1
The obligations assumed by the Company under the Registration Statement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;
(b)
enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;
(c)
where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and
(d)
some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.
4.2
To maintain the Company in good standing with the Registrar of Limited Liability Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Limited Liability Companies within the time frame prescribed by law.
4.3
Under Cayman Islands law, the register of members is prima facie evidence of title to membership interests and this register would not record a third party interest in such membership interests. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a limited liability company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
4.4
In this opinion letter the phrase "non-assessable" means, with respect to the issuance of membership interests, that a member shall not, in respect of the relevant membership interests and in the absence of a contractual arrangement, or an obligation pursuant to the limited liability company agreement, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Registration Statement and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP